Filed Pursuant to Rule 424(b)(5)

Registration No.: 333-122639

Subject to Completion

Preliminary Prospectus Supplement dated January 26, 2006

PROSPECTUS SUPPLEMENT (To prospectus dated February 25, 2005)

1,000,000 Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2

due August     , 2009

(the “PROCEEDSSM”)

$10 principal amount per unit

The PROCEEDS:

•   The PROCEEDS are designed for investors who are seeking exposure to the level of the S&P 500/DJ-AIG Commodity PROCEEDS Index (the “Reference Index”).

•   Variable monthly interest payments may be paid, depending upon the performance of the Basket Units described below.

•   100% principal protection on the maturity date.

•   Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•   The PROCEEDS will not be listed on any securities exchange.

•   The settlement date is expected to be February     , 2006.

Payment on the maturity date:

•   On the maturity date, for each unit of the PROCEEDS you own, we will pay you an amount equal to the principal amount of the PROCEEDS plus an additional amount (which may be zero) based on the percentage increase, if any, in the level of the Reference Index.

•   The Reference Index is a composite index that measures the performance of a strategy that allocates hypothetical funds among three index components: (i) “Basket Units” representing a hypothetical investment in an “Index Basket” consisting of (a) a hypothetical investment in an equity index, (b) a hypothetical fully collateralized investment in a commodity index and (c) sales of call options on those indices using a “covered-call” strategy; (ii) “Zero Coupon Bond Units” representing the value of hypothetical zero coupon bonds; and (iii) “Leverage Units” representing the cost of hypothetical borrowed funds which may increase allocations to the Basket Units. The Reference Index will be rebalanced periodically pursuant to a formula described in this prospectus supplement. This rebalancing will reflect changes in the performance of the Basket Units, prevailing interest rates and market conditions, all as more fully described in this prospectus supplement. The level of the Reference Index will be reduced by certain fees, deductions and charges described in this prospectus supplement.

•   The equity index in the Index Basket will be the S&P 500 Index. The commodity index in the Index Basket will be the Dow Jones-AIG Commodity Index. The indices in the Index Basket will initially be equally weighted and will be rebalanced annually as described in this prospectus supplement.

Investing in the PROCEEDS involves risks that are described in the “ Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.20	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.80	$
(1)	The public offering price and the underwriting discount for any single transaction to purchase between 100,000 to 299,999 units will be $9.95 per unit and $.15 per unit, respectively, and for any single transaction to purchase between 300,000 to 499,999 units will be $9.90 per unit and $.10 per unit respectively and for any single transaction to purchase 500,000 units or more will be $9.85 per unit and $.05 per unit respectively.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus supplement is February     , 2006.

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc. “Standard & Poor’s™,” “Standard & Poor’s 500™,” “S&P 500™” and “S&P™” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. “Dow Jones,” “AIG®,” and “Dow Jones-AIG Commodity Index” are service marks of Dow Jones & Company, Inc. and American International Group, Inc. and have been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The PROCEEDS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., Dow Jones & Company, Inc., AIG International or American International Group, Inc.

Prospectus Supplement

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the PROtected Covered Call EnhancED Income NoteSSM Linked to the S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2, due August     , 2009. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the PROCEEDS, the S&P 500/DJ-AIG Commodity PROCEEDS Index (the “Reference Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the PROCEEDS. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the PROCEEDS, to determine whether an investment in the PROCEEDS is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References to “MLI” are to Merrill Lynch International.

What are the PROCEEDS?

The PROCEEDS will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The PROCEEDS will rank equally with all of our other unsecured and unsubordinated debt. The PROCEEDS will mature on August     , 2009. We cannot redeem the PROCEEDS at an earlier date. We will make variable monthly interest payments only under the circumstances described in this prospectus supplement.

Each unit of the PROCEEDS represents $10 principal amount of PROCEEDS. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

Are there any risks associated with my investment?

Yes. An investment in the PROCEEDS is subject to risks, including the risk that the PROCEEDS will only return their principal amount on the maturity date, resulting in a substantial economic opportunity loss to you. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

Who publishes the Reference Index and what does the Reference Index measure?

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units determined as of 4:00 p.m. (New York City time) will be published on each business day on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by MLI, as the Reference Index calculation agent (the “Calculation Agent”)).

The Reference Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units (each an “Index Component”, and together the “Index Components”). Generally, the level of the Reference Index at any time will equal the sum of the values of the Basket Units and the Zero Coupon Bond Units, less the value of Leverage Units and reduced by a pro rata portion of the Index Adjustment Factor of 1.15% per annum as described below. The level of the Reference Index will be set to 98 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

The initial allocations amongst Index Components will be set on the Pricing Date and will be between 60% and 80% in Basket Units, between 20% and 40% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described in the section entitled “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2” in this prospectus supplement.

The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the Calculation Agent based upon the formula described herein.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

What hypothetical investment does each Index Component track?

The Index Components are defined as follows:

A “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket. The “Index Basket” is a hypothetical investment which employs a “covered call” strategy in which (i) an investment in each of the indices in the Index Basket (the “Basket Indices”) is purchased, (ii) the investment in the Commodity Index (as defined below) is fully collateralized with hypothetical one-month U.S. government obligations and (iii) call options on the Basket Indices are sold on a monthly basis for a one month term. The Basket Indices will be the S&P 500 Index (the “Equity Index”) and the Dow Jones-AIG Commodity Index (the “Commodity Index”). The Basket Indices will initially be equally weighted based upon their respective levels and will be rebalanced annually as described in this prospectus supplement. Full collateralization of the hypothetical investment in the Commodity Index means full collateralization of the futures contracts comprising the Commodity Index, which is achieved when a portion of the value of the Reference Index representing hypothetical assets equal to the notional values of such futures contracts at the time that the Reference Index is rebalanced are posted as collateral. The Basket Indices are described in the section entitled “Description of the Index Basket” in this prospectus supplement.

A “Zero Coupon Bond Unit” will track the value of a US$100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date, as described below, with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will not yield any return after the scheduled Valuation Date.

A “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge (see the section entitled “Fees, Deductions and Charges—Daily Leverage Charge” in this prospectus supplement). The Daily Leverage Charge will reduce the level of the Reference Index.

What will I receive on the maturity date of the PROCEEDS?

We have designed the PROCEEDS for investors who want to protect their investment by receiving at least the principal amount of their investment on the maturity date and who also want to participate in possible periodic interest payments and, to the extent provided herein, in possible increases in the level of the Reference Index (after the deduction of certain fees, deductions and charges). On the maturity date, you will receive a cash payment, in addition to any interest payment due, on the PROCEEDS equal to the sum of two amounts: the “principal amount” and the “Supplemental Redemption Amount”, if any.

Principal Amount

The “principal amount” per unit is $10.

Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will equal:

$10 x	(	Ending Value – Threshold Value	)

Threshold Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the level of the Reference Index at the close of the market on the Valuation Date.

The “Threshold Value” will equal 100.

The “Valuation Date” will be the seventh scheduled global business day before the maturity date, or on an alternate date shortly thereafter as described in the section entitled “Description of the PROCEEDS—Payment on the maturity date” in this prospectus supplement.

The “Starting Value” will be set to 98 on the Pricing Date.

Because the Starting Value will be set to 98, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 2.04% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS regardless of whether any Supplemental Redemption Amount is payable.

Examples

Here are three examples of Supplemental Redemption Amount calculations:

Example 1—On the maturity date, the Reference Index is below the Starting Value:

Starting Value: 98

Threshold Value: 100

Hypothetical Ending Value: 90

Supplemental Redemption Amount (per unit) = $10 x	(90 – 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)

100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 2—On the maturity date, the Reference Index is above the Starting Value but below the Threshold Value:

Starting Value: 98

Threshold Value: 100

Hypothetical Ending Value: 99

Supplemental Redemption Amount (per unit) = $10 x	(99 – 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)

100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 3—On the maturity date, the Reference Index is above the Threshold Value:

Threshold Value: 100

Hypothetical Ending Value: 105

Supplemental Redemption Amount (per unit) = $10 x	(105 – 100)	= $.50

100

Total payment on the maturity date (per unit) = $10 + $.50 = $10.50

For more specific information about the Supplemental Redemption Amount, please see the section entitled “Description of the PROCEEDS” in this prospectus supplement.

Will I receive interest payments on the PROCEEDS?

The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash monthly on the dates described under “Description of the PROCEEDS—Interest” in this prospectus supplement.

The interest payments, if any, on the PROCEEDS will depend on the hypothetical income of the Basket Units (the “Basket Unit Income”) held in the Reference Index over each monthly calculation period and the level of the Reference Index at the end of that period. The Basket Unit Income will be based on the yield on the hypothetical one-month U.S. government obligations collateralizing the Commodity Index, the cash dividends in respect of the stocks included in the Equity Index and the value of the premiums in respect of call options on the Basket Indices. See “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any monthly calculation period, you will not receive any interest payment for that monthly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

What are the costs associated with an investment in the PROCEEDS?

Your return on the PROCEEDS will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor: The level of the Reference Index will reflect a 1.15% per year annual reduction (the “Index Adjustment Factor”) that will be applied and accrue daily to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per year for so long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge: To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Implicit sales charge: An implicit sales charge will be paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 98, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed 100 on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 2.04% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 2% per unit of the PROCEEDS.

Basket Adjustment Factor: The value of the Index Basket will reflect a 1.0% per year annual reduction (the “Basket Adjustment Factor”) that will be applied and accrue daily based on the value of the Index Basket at the end of the previous day to the benefit of the Calculation Agent on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the Index Basket at the end of each day prior to effecting any reallocation that day. The value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income on the Index Basket for that monthly calculation period. Because the value of the Index Basket reflects the reduction of the Basket Adjustment Factor, the return on an investment in the

“covered call” strategy (as described in the section entitled “Description of the Index Basket” in this prospectus supplement) represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

What does the “formula” do and when will the Reference Index undergo reallocations among the Index Components?

The formula determines the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”), and the consequent allocations to the Zero Coupon Bond Units and the Leverage Units. The formula will cause these allocations to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date is at least 100.

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any business day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In addition, if at any time during any index business day the level of any Basket Index has declined from its closing level on the previous index business day by 10% or more, an Allocation Determination Event will have been deemed to have occurred.

In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150%. In general, the Targeted Exposure may decrease following decreases in the value of the Basket Units or increases in the Floor Level (due to interest rate decreases).

In some circumstances, the amount of the hypothetical funds tracked by the Reference Index allocated to the Basket Units may be reduced to zero, which will result in the hypothetical funds allocated to the Basket Units remaining at zero for the remaining term of the PROCEEDS. You should refer to the section entitled “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

For a detailed description of the formula and the Targeted Exposure, see the section entitled “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Reallocation of the hypothetical funds tracked by the Reference Index” in this prospectus supplement.

When would the formula allocate none of the hypothetical funds to the Basket Units, and what happens in that event?

If the “Cushion”, a ratio which reflects the level of the Reference Index relative to the value of the Floor Level, is less than 1% on any business day (a “Defeasance Event”), the formula will not allocate any hypothetical funds to the Basket Units. The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates, plus the Fee Protection Factor (as described under “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Reallocation of hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement), if any.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

What is “leveraging” and how are the Leverage Units used?

The Leverage Units represent a hypothetical borrowing that permits the Targeted Exposure to exceed 100%, subject to a maximum of 150%. When required by the formula, the Calculation Agent will use Leverage Units to increase the allocation of hypothetical funds to the Basket Units above 100%. The use of hypothetical borrowed funds will increase the Reference Index’s exposure to movements in the value of the Basket Units and will therefore make the Reference Index more volatile than the Index Basket. Accordingly, if the value of the Basket Units increases when Leverage Units are outstanding, the level of the Reference Index may increase by a greater amount than will the value of the Basket Units. Conversely, if the value of the Basket Units decreases when Leverage Units are outstanding, the level of the Reference Index may decrease by a greater amount than will the value of the Basket Units. For risks associated with the use of hypothetical borrowed funds, see “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The use of leverage may adversely affect the Supplemental Redemption Amount” in this prospectus supplement.

How has the Reference Index performed historically?

The Reference Index will not exist until the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Reference Index during seven different 42 month periods beginning in January of 1995, 1996, 1997, 1998, 1999, 2000 and 2001. These hypothetical closing levels have been calculated on the same basis that the Reference Index will be calculated. However, the calculations used to determine these levels contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. For further details on the calculation of these hypothetical values, please refer to the section entitled “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Hypothetical Historical Data on the Reference Index” in this prospectus supplement. We have also included tables for each Basket Index showing the historical month-end levels of that Basket Index from January 2000 through July 2004. The tables and graphs for the Basket Indices are included in the section entitled “Description of the Index Basket” in this prospectus supplement.

We have provided this information to help you evaluate the past performance of the Reference Index and the Basket Indices in various economic environments; however, this past performance is not indicative of how the Reference Index or the Basket Indices will perform in the future.

What is the “Index Basket” and what does it measure?

The Index Basket is designed to track the performance of a hypothetical “covered call” strategy for the Basket Indices, as well as the yield on the hypothetical one-month U.S. government obligations collateralizing the Commodity Index. A “covered call” strategy on an index is an investment strategy in which an investor:

•	buys an investment in the index; and

•	sells call options on the index with exercise prices higher than the level of the index when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in the appreciation of the index beyond the option’s exercise price. Thus, in a period of significant stock market increases, a “covered call” strategy will tend to produce lower returns than ownership of an investment in the related index. See “Risk Factors— Risk Factors Relating to the Basket Units—The appreciation of the Index Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The value of the Index Basket is based on hypothetical purchases of investments in the Basket Indices, including the value of the dividends on the stocks included in the Equity Index, the yield on the hypothetical one-month U.S. government obligations collateralizing the Commodity Index and the value of the hypothetical premiums on call options sold on each of those Basket Indices, as reduced by a pro rata portion of the Basket Adjustment Factor.

An investment in the PROCEEDS does not entitle you to any dividends, yields on U.S. government obligations, voting rights, option premiums or any other ownership interest in respect of the securities included in the Index Basket.

How will the Calculation Agent determine the value of hypothetical call options included in the Index Basket?

The mark-to-market value of each hypothetical call option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled “Description of the Index Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

What about taxes?

Each year, you will be required to accrue interest income on the PROCEEDS over their term based upon an estimated yield for the PROCEEDS. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a PROCEEDS. This estimated yield is neither a prediction nor a guarantee of what either the actual variable monthly interest payments or the actual Supplemental Redemption Amount will be, or that either the actual variable monthly interest payments or the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal         % per annum, compounded monthly.

For further information, see “United States Federal Income Taxation” in this prospectus supplement.

Will the PROCEEDS be listed on a securities exchange?

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop, which may affect the price you receive for your PROCEEDS upon any sale prior to the maturity date. You should review the section entitled “Risk Factors—A trading market for the PROCEEDS is not expected to develop” in this prospectus supplement.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the PROCEEDS. After the initial offering, MLPF&S currently intends to buy and sell the PROCEEDS and may stabilize or maintain the market price of the PROCEEDS during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?

MLI, as the Calculation Agent, will be our agent for purposes of determining, among other things, the level of the Reference Index, the value of the Basket Units and the call options, the occurrence of an Allocation Determination Event, any reallocations of the hypothetical funds tracked by the Reference Index, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLI’s role as Calculation Agent, its other business activities or its affiliation to ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

Investment in the PROCEEDS involves risks, which include, but are not limited to, the risks referred to below. The level of the Reference Index may decrease as well as increase. If you receive only the principal amount of the PROCEEDS on the maturity date, you will have incurred a significant loss of opportunity to otherwise profit from the amount invested. In addition, the PROCEEDS are illiquid and if you sell your PROCEEDS prior to the maturity date, your sale price may be substantially less than the principal amount of the PROCEEDS.

You should consult your financial and legal advisors concerning risks associated with an investment in the PROCEEDS and the suitability of investing in the PROCEEDS in light of your particular circumstances. In addition, you should consult your tax advisors concerning the characterization of the PROCEEDS as contingent payment debt instruments for United States federal income tax purposes.

RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX

Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units

The formula that determines the Index Component allocations is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, even upon the occurrence of a Defeasance Event. The formula will allocate the hypothetical funds to the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date equal at least 100. Certain economic or market factors, such as low interest rates, losses incurred on the Basket Units or insufficient gains by the Basket Units to offset the costs embedded in the Reference Index, will cause the allocation in the Zero Coupon Bond Units to be increased.

Any allocation of the hypothetical funds to Zero Coupon Bond Units will reduce the probability that the Reference Index will reflect any increases in the value of the Basket Units, which is the primary Index Component likely to result in appreciation in the Reference Index level. If the Reference Index level does not exceed 100 on the Valuation Date, the PROCEEDS will only return their principal amount on the maturity date, and you will have incurred substantial economic opportunity losses. Initially, between 20% and 40% of the hypothetical funds will be allocated to the Zero Coupon Bond Units.

The performance of the Basket Units may exceed the performance of the Reference Index

The Calculation Agent will adjust the allocations of hypothetical funds among the Index Components systematically using the formula. Accordingly, the performance of the Reference Index will likely differ significantly from the performance of each of the Index Components.

Initially, between 20% and 40% of the hypothetical funds tracked by the Reference Index will be allocated to the Zero Coupon Bond Units. However, the percentage of hypothetical funds represented by Zero Coupon Bond Units may increase or decrease during the term of the PROCEEDS, depending upon the performance of the Basket Units, the effect of any Leverage Units and the then-current interest rate environment. Changes in economic conditions may cause a change in the allocations of hypothetical funds among the Index Components as determined by the formula. The timing of any rebalancing, and the magnitude of the reallocations, may result in less than full participation in the increases, if any, in the value of the Basket Units, which would in turn affect the level of the Reference Index, and as a result the Supplemental Redemption Amount.

Because the formula is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, the allocation of hypothetical funds to the Zero Coupon Bond Units may increase during the term of the PROCEEDS depending upon the performance of the Basket Units and interest rates. Should that allocation be reduced to zero, that allocation will remain at zero for the remaining term of the PROCEEDS and your payment on the maturity date will be limited to the $10 principal amount per unit. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

The level of the Reference Index will not increase or decrease directly in proportion with increases or decreases in the value of the Basket Units due to the allocation of the Reference Index’s hypothetical funds to other Index Components. The Basket Units may increase in value substantially over the duration of the PROCEEDS, but the Supplemental Redemption Amount of the PROCEEDS may reflect little, if any, of that increase. The Supplemental Redemption Amount of the PROCEEDS may represent a yield less than the yield you would earn if you invested directly in the Basket Units or their equivalent or in the Zero Coupon Bond Units or their equivalent.

Certain other similar investments offered by our affiliates have lost all potential for appreciation

Our affiliates have offered indexed investments based upon rebalancing formulas similar to the PROCEEDS, certain of which have, in fact, terminated all exposure to the instruments equivalent to the Basket Units, which has resulted in a loss of the opportunity to profit from the amount invested.

The use of leverage may adversely affect the Supplemental Redemption Amount

The Targeted Exposure may be as much as 150% pursuant to the formula. Exposure above 100% would reflect the use of leverage, as represented by the allocation to Leverage Units. This leverage offers the potential for increases in the level of the Reference Index greater than any corresponding increase in the value of the Basket Units, but also entails a high degree of risk, including the risk of decreases in the level of the Reference Index greater than any corresponding decrease in the value of the Basket Units. In addition, the deemed interest expense associated with the allocation to Leverage Units will reduce the level of the Reference Index daily, which will result in a reduction in the Ending Value.

Reference Index rebalancing procedures may adversely impact the Supplemental Redemption Amount

The Reference Index tracks the performance of a hypothetical investment in the Index Components whose allocations of hypothetical funds will be rebalanced from time to time according to the rebalancing procedures described in this prospectus supplement. The timing and magnitude of any change in the allocations among the Index Components will be based on certain threshold values used in the formula as described herein. For example, under the rebalancing procedures, we expect the allocation to the Basket Units to increase as the level of the Reference Index increases or the Floor Level decreases and to decrease as the level of the Reference Index decreases or the Floor Level increases. This may expose the Reference Index to a higher risk of decreases (and a higher possibility of increases) if, for example, the Leverage Units are used to obtain more exposure to the Basket Units. In addition, certain market conditions, such as high volatility of the Basket Units (which may result from high volatility of the Basket Indices) or high volatility of interest rates, may result in larger reallocations among the Index Components. The timing and frequency of the reallocations among the Index Components may affect the level of the Reference Index on the Valuation Date, which in turn could affect the Supplemental Redemption Amount.

Fees, deductions and charges will reduce the Supplemental Redemption Amount

Your return on the PROCEEDS will reflect the deduction of certain fees, deductions and charges. These fees, deductions and charges include explicit charges that will be reflected in the level of the Reference Index over the term of the PROCEEDS, namely the Index Adjustment Factor and the Daily Leverage Charge. See “Fees, Deductions and Charges” in this prospectus supplement. Also, there is an implicit sales charge paid upon the purchase of the PROCEEDS because the Starting Value will be set below the Threshold Value on the Pricing

Date. See “Fees, Deductions and Charges—Implicit Sales Charge” in this prospectus supplement. In addition, the value of the Index Basket will reflect the reduction of the Basket Adjustment Factor which, if the Reference Index includes Basket Units, will reduce the level of the Reference Index over the term of the PROCEEDS by reducing the value of the Basket Units. See “Fees, Deductions and Charges” in this prospectus supplement. The net effect of these fees, deductions and charges will be to decrease the level of the Reference Index on the Valuation Date, thereby reducing the Ending Value. Accordingly, the Supplemental Redemption Amount payable to you on the maturity date will be less than it would have been absent these fees, deductions and charges.

Potential conflicts of interest could arise

The Calculation Agent is responsible for the calculation of the Reference Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgment in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Units.

The Calculation Agent for the PROCEEDS is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the PROCEEDS could give rise to conflicts of interest. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the PROCEEDS. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an additional amount on each anniversary of the Pricing Date in 2007 through 2009 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at an annualized rate of 0.5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the PROCEEDS.

The level of the Reference Index on the Valuation Date must be more than 2.04% higher than the Starting Value for you to receive a Supplemental Redemption Amount on the maturity date

The Starting Value will be set to 98. As a result, the level of the Reference Index must increase by more than 2.04% as of the Valuation Date in order for you to receive a Supplemental Redemption Amount. If the level of the Reference Index declines, or does not increase sufficiently, you will receive only the principal amount of your investment, in addition to any interest payment due, on the maturity date, which could represent a significant loss of opportunity to otherwise profit from the amount invested in the PROCEEDS.

The interest payable on the PROCEEDS, if any, will vary

The interest payments, if any, on the PROCEEDS will depend on the Basket Unit Income held in the Reference Index over each monthly calculation period and the level of the Reference Index at the end of that period. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any monthly calculation period (except the last monthly calculation period before the maturity date), you will not receive any interest payment for that monthly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

The yield on the PROCEEDS may be lower than the yield on other debt securities of comparable maturity

Even if payment on the PROCEEDS on the maturity date exceeds the principal amount of the PROCEEDS, this payment may represent a yield less than the yield you would have earned if you had bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date.

A trading market for the PROCEEDS is not expected to develop and if trading does develop, the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the PROCEEDS

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop. Although our affiliate MLPF&S has indicated that it expects to bid for PROCEEDS offered for sale to it by holders of the PROCEEDS, it is not required to do so and may cease making those bids at any time. The limited trading market for your PROCEEDS may affect the price that you receive for your PROCEEDS if you do not wish to hold your investment until the maturity date.

If MLPF&S makes a market in the PROCEEDS, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS and other costs associated with the PROCEEDS, including compensation for developing and hedging the product. This quoted price could be higher or lower than the $10 original public offering price. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the PROCEEDS. MLPF&S is not obligated to make a market in the PROCEEDS.

Assuming there is no change in the level of the Reference Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your PROCEEDS in a secondary market transaction is expected to be lower than the $10 original public offering price. This is due to, among other things, the fact that the $10 original public offering price included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the PROCEEDS.

Ownership of the PROCEEDS does not entitle you to any rights with respect to any securities or commodities tracked by the Index Components

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index Components or the stocks, securities or commodities included in either of the Basket Indices.

Changes in our credit ratings may affect the value of the PROCEEDS

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the PROCEEDS. However, because your return on the PROCEEDS is dependent upon factors in addition to our ability to pay our obligations under the PROCEEDS, such as the percentage increase, if any, in the level of the Reference Index on the maturity date, an improvement in our credit ratings will not reduce the other investment risks related to the PROCEEDS.

An investment in the PROCEEDS will have tax consequences

You should consider the tax consequences of investing in the PROCEEDS. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

RISK FACTORS RELATING TO THE BASKET UNITS

Volatility of the markets may adversely affect the value of the Basket Units

Movements in the level of the Equity Index and the Commodity Index may be volatile from month to month. High volatility of the Basket Indices will increase the likelihood of larger allocation changes between the Basket Units and the Zero Coupon Bond Units upon an Allocation Determination Event (as described in the section entitled “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Reallocation of the Hypothetical Funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement). A rebalancing may result in reallocation from the Basket Units to the Zero Coupon Bond Units, thus reducing or eliminating the possibility of future increases in the level of the Reference Index. A rebalancing may also result in hypothetical selling or buying Basket Units at a time when prices for those sales or purchases are unfavorable due to prevailing market conditions.

The PROCEEDS, through the Commodity Index, are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total ReturnSM

The PROCEEDS, through the Commodity Index, are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total Return. The Dow Jones-AIG Commodity Index reflects returns that are potentially available through an unleveraged investment in the components of that index. The Dow Jones-AIG Commodity Index Total Return is a total return index which, in addition to reflecting the same returns of the Dow Jones-AIG Commodity Index, reflects interest that could be earned on cash collateral invested in hypothetical one-month U.S. Treasury bills. Although hypothetical investments in one-month U.S. government obligations will be made in the Basket Units to represent a full collateralization of the hypothetical investments in the Commodity Index, the effect of the combination of these hypothetical U.S. government obligations and the hypothetical investments in the Commodity Index will not be to mimic the Dow Jones-AIG Commodity Index Total Return. Because the PROCEEDS, through the Commodity Index, are linked to the Dow Jones-AIG Commodity Index and not the Dow Jones-AIG Commodity Index Total Return, the return from hypothetical investments in the Commodity Index will not reflect this total return feature.

Lack of Regulation by the CFTC

Unlike an investment in the PROCEEDS, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because the PROCEEDS are not interests in a commodity pool, the PROCEEDS will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The PROCEEDS do not constitute investments by you in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Commodity Index is a rolling index

The Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts have a set expiration date and normally specify a certain date for delivery of the underlying physical commodity. In the case of the Index, as the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “Backwardation”, where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the nearer delivery month contract would take place at a price that is higher than the price of the distant delivery month contract, thereby creating a positive ”roll yield”. While many of the contracts included in the Commodity Index have historically exhibited consistent periods of backwardation that has resulted in an element of roll yield enhancing the Commodity Index’s past performance, there is no indication that these markets will consistently be in backwardation or that there will be roll yield in future performance. Instead, these markets may trade in contango. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. Certain of the commodities included in the Commodity Index have historically traded in contango markets. Contango (or the absence of backwardation) in the commodity markets could result in negative “roll yields” which could adversely affect the value of the Commodity Index and the value of the PROCEEDS.

There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure at the beginning of a Business Day based on the values of the Reference Index, the Basket Units and the Cushion at the close of business on the previous Business Day, but any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will be exposed to a greater extent of the losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index will not participate in as fully any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation

For purposes of determining the occurrence of an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

•	deemed purchases of Basket Units at prices that reflect the value of call options determined using bid-side implied volatility, which will result in Basket Units being purchased at a higher price than will be subsequently reflected in the level of the Reference Index; and

•	deemed sales of Basket Units at prices that reflect the value of call options determined using offered-side implied volatility, which will result in Basket Units being sold at a price lower than was previously reflected in the level of the Reference Index.

As a result, the level of the Reference Index will be reduced following each reallocation. See the section entitled “Description of the Index Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The appreciation of the Index Basket during any month will be capped due to the “covered call” strategy

Because the exercise price of each hypothetical call option limits the portion of any appreciation in the level of each Basket Index to the amount by which the exercise price exceeds the level of the Basket Index at the time the call option is priced, the Index Basket will not participate as fully in the appreciation of the Basket Indices as would a direct investment in the Basket Indices. If the level of a Basket Index increases by an amount greater than the amount by which the exercise price exceeds the level of that Basket Index at the time the call option is priced, the value of the Index Basket will be less than it would be if it reflected a direct investment in that Basket Index.

The use of Basket Unit Income to make interest payments will reduce the value of the Basket Units at the end of each monthly calculation period and may cause an Allocation Determination Event

The value of Basket Unit Income will be removed from the value of the Index Basket on the last day of each monthly calculation period. The deduction of the value of the Basket Unit Income will reduce the value of the Basket Units and may cause an Allocation Determination Event in which the allocation of the hypothetical funds to the Basket Units is reduced, even if the levels of the Basket Indices have not fallen. This Allocation Determination Event may reduce the allocation of the Reference Index to the Basket Units, possibly to zero, in which case it would remain at zero for the remaining term of the PROCEEDS. See “—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds may be allocated to the Basket Units” above.

The ability of the Calculation Agent to effect a reallocation upon a 10% decline in the level of any Basket Index may not prevent significant losses in the value of the Basket Units

If at any time during any Index Business Day the level of any Basket Index declines from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds trusted by the Reference Index among the Index Components so that the percentage of the Reference Index hypothetically invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. However, the ability of the Calculation Agent to effect this reallocation may not prevent losses in the value of the Basket Units because of potential delays in effecting the reallocation pursuant to the formula under the market conditions at that time.

The use of leverage may increase the risk of loss in the value of the Basket Units

If the Index Components include Leverage Units, your PROCEEDS will be exposed to a greater degree of risk than that represented by Basket Units alone. Accordingly, a small downward movement in the value of the Basket Units may result in a significantly larger reduction in the Reference Index.

DESCRIPTION OF THE PROCEEDS

ML&Co. will issue the PROCEEDS as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. The PROCEEDS will mature on August     , 2009.

The PROCEEDS will not be subject to redemption by ML&Co. or at the option of any holder of the PROCEEDS before the maturity date.

ML&Co. will issue the PROCEEDS in denominations of whole units, each with a principal amount of $10 per unit. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

The PROCEEDS will not have the benefit of any sinking fund.

Payment on the maturity date

On the maturity date, a holder of a PROCEEDS will be entitled to receive the principal amount of, in addition to any interest payment due on, that PROCEEDS plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Threshold Value, a holder will be entitled to receive only the principal amount, in addition to any interest payment due, of the PROCEEDS.

The “Supplemental Redemption Amount” for a PROCEEDS will be determined by the Calculation Agent and will equal:

principal amount of each PROCEEDS ($10 per unit) x	(	Ending Value – Threshold Value	)	;

Threshold Value

provided, however, that in no event will the Supplemental Redemption Amount be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Reference Index determined on the Valuation Date.

The “Threshold Value” will equal 100.

The “Starting Value” will be set to 98 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

The “Valuation Date” will be the seventh scheduled Global Business Day before the maturity date or, if that day is not a Global Business Day, the next Global Business Day; provided, however, that if no Global Business Days occur between the seventh scheduled Global Business Day before the maturity date and the second scheduled Global Business Day before the maturity date, the Valuation Date will be the second scheduled Global Business Day before the maturity date, regardless of the occurrence of a Market Disruption Event.

A “Global Business Day” means any day which is an Index Business Day for both Basket Indices.

An “Index Business Day” means, for each Basket Index, a day on which that Basket Index or any successor index is calculated and published.

Because the Starting Value will be set to 98, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is 2.04% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS, in addition to any interest payment due, regardless of whether any Supplemental Redemption Amount is payable.

Interest

The interest payable on the PROCEEDS will vary and may be zero. We will pay interest, if any, in cash monthly on the third Banking Business Day following each Commencement Date and on the maturity date. A “Commencement Date” is the Global Business Day following the Interest Determination Date for each month. An “Interest Determination Date” for any month will be the 8th day of that month, or, if the 8th day is not a Global Business Day, the next succeeding Global Business Day of that month. Because April 8, 2006 and April 9, 2006 are not Global Business Days, the initial interest Determination Date will be April 10, 2006. A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

The interest payments, if any, on the PROCEEDS will depend on the income, if any, deemed to be derived from the Basket Units held in the Reference Index over each monthly calculation period, and the level of the Reference Index at the end of that period as described in the next paragraph. This hypothetical income from the Basket Units (the “Basket Unit Income”) will be determined on the Interest Determination Date for that monthly calculation period and will be based on (a) the yield on the hypothetical investment in one-month U.S. government obligations, (b) the cash dividends in respect of the stocks included in the Equity Index and (c) the value of premiums in respect of call options on the Basket Indices. See “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

The interest payment on the PROCEEDS, if any, for any monthly calculation period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units x Adjusted Monthly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date for any monthly calculation period, except the last monthly calculation period before the maturity date, for which any interest payment will be paid in addition to the Supplemental Redemption Amount. For a description of how the Adjusted Monthly Income is calculated, see “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement.

Interest will be calculated from, and including, each Commencement Date to, but excluding, the next Commencement Date, provided that the initial monthly calculation period will commence on, and include, the initial settlement date for the PROCEEDS and the final monthly calculation period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any monthly calculation period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable monthly calculation period or, with respect to the final monthly calculation period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable monthly calculation period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date.

As described above, the interest, if any, on the PROCEEDS will depend on the allocation of the hypothetical funds to the Basket Units and on the Basket Unit Income. However, if at the close of business on the Interest Determination Date of any monthly calculation period (except the last monthly calculation period before the maturity date) the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Basket Unit Income relating to that monthly calculation period will be deemed invested in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that monthly calculation period. See “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Calculation of The Reference Index—Reinvestment of the Basket Unit Income” in this prospectus supplement.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following a Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds may be allocated to the Basket Units” in this prospectus supplement.

Adjustments to the Reference Index; Market Disruption Events

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•	the level of the Equity Index when no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Equity Index obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that level available to the Calculation Agent;

•	the level of the Commodity Index when no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the level of the Commodity Index obtained from as many dealers in commodities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that level available to the Calculation Agent; and

•	the value of any hypothetical call option related to a Basket Index for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the offer prices of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent.

The Calculation Agent will use the levels of the Basket Indices and the one-month generic U.S. government obligation yield, the dividend yield and the value of the hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred. If the Calculation Agent determines that an Allocation Determination Event has occurred, it will reallocate the hypothetical funds tracked by the Reference Index as described in the section entitled “The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2—Reallocation of the Hypothetical Funds tracked by the Reference Index” in this prospectus supplement.

The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with ML&Co. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

A “Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”), The Nasdaq Stock Market (the “Nasdaq”) and the Chicago Board of Trade (the “CBOT”) are open for trading.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Equity Index or in 20% or more of the futures contracts used in the calculation of the Commodity Index, as the case may be, or any successor index; or

(B)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the applicable exchange or otherwise, in option contracts or futures contracts related to a Basket Index or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the applicable exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures or option contracts related to the applicable Basket Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on the applicable Basket Index, or any successor index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or option contracts related to that Basket Index;

(5)	an absence of trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstance; and

(6)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the calculation of the payment on the maturity date you may receive. See “—Payment on the maturity date” in this prospectus supplement.

All determinations made by the Calculation Agent are required to be made in good faith and in a commercially reasonable manner and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the PROCEEDS.

Events of Default and Acceleration

In case an Event of Default (as described under “Description of Debt Securities—Events of Default” in the accompanying prospectus) with respect to any PROCEEDS has occurred and is continuing, the amount payable to a holder of a PROCEEDS upon any acceleration permitted by the PROCEEDS, with respect to each PROCEEDS, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the PROCEEDS, provided, however, the Index Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the stated maturity date. See “—Payment on the maturity date” in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the holder of a PROCEEDS may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the PROCEEDS plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the stated maturity date of the PROCEEDS.

In case of default in payment of the PROCEEDS, whether at an interest payment date, the stated maturity date or upon acceleration, from and after that date the PROCEEDS will bear interest, payable upon demand of their holders, at the rate of         % per year, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the PROCEEDS to the date payment of that amount has been made or duly provided for.

FEES, DEDUCTIONS AND CHARGES

You return on the PROCEEDS will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor.    The level of the Reference Index will reflect a 1.15% per year annual reduction (the “Index Adjustment Factor”) that will be applied and accrue daily against the level of the Reference Index for the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per year for so long as any hypothetical funds are allocated to Basket Units. If at any time the allocation of hypothetical funds to the Basket Units is zero, the Index Adjustment Factor will not apply.

Daily Leverage Charge.    To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those borrowed funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

“Federal Funds rate” means:

(1)	the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg or any successor service on page FEDL or any other page as may replace page FEDL on that service (“Bloomberg Page FEDL”); or

(2)	if the rate referred to in clause (1) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9:00 A.M., New York City time, on that date; or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds rate in effect on that date.

Implicit Sales Charge.    An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 98, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed the Threshold Value on the Valuation Date. Therefore, the level of the Reference Index must increase by more than 2.04% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 2% per unit of the PROCEEDS.

Basket Adjustment Factor.    The Calculation Agent will deduct the “Basket Adjustment Factor” from the closing value of the Index Basket, thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.0% per year of the daily value of the Index Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income for that monthly calculation period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Index Basket, the return on an investment in the “covered call” strategy represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

THE S&P 500/DJ-AIG COMMODITY PROCEEDS INDEX, SERIES 2

The S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2 is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units. Provided that a Defeasance Event does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula, which is described below under “—Reallocation of the Hypothetical Funds tracked by the Reference Index”, that systematically shifts hypothetical funds among the Index Components based on the performance of the Basket Units, prevailing interest rates and market conditions. The formula will cause the allocations of hypothetical funds to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level is at least 100 on the scheduled Valuation Date. As a result, the performance of the Reference Index may differ significantly from the performance of each of the Index Components.

The Index Components are defined as follows:

Each “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket. The “Index Basket” is a hypothetical investment which employs a “covered call” strategy in which (i) an investment in each of the indices in the Index Basket (the “Basket Indices”) is purchased, (ii) the investment in the Commodity Index is fully collateralized with hypothetical one-month U.S. government obligations and (iii) call options on the Basket Indices are sold on a monthly basis for a one month term. The Basket Indices will be the S&P 500 Index and the Dow Jones—AIG Commodity Index. The Basket Indices will be initially equally weighted based upon their respective levels and will be rebalanced annually as described in this prospectus supplement. Full collateralization of the hypothetical investment in the Commodity Index means full collateralization of the futures contracts comprising the Commodity Index, which is achieved when a portion of the value of the Reference Index representing hypothetical assets equal to the notional values of such futures contracts at the time that the Reference Index is rebalanced are posted as collateral. The Basket Indices are described in the section entitled “Description of the Index Basket—Determination of the Basket Indices” in this prospectus supplement.

Each “Zero Coupon Bond Unit” will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates as published on Bloomberg Page EDS. The applicable zero coupon yield will be estimated from the USD swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate USD swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

The initial allocations of hypothetical funds to the Index Components as set on the Pricing Date will be between 60% and 80% in Basket Units, between 20% and 40% in Zero Coupon Bond Units and 0% in Leverage

Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described below. The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

Defeasance Events

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS. If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Calculation of the Reference Index

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of approximately 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index will be set to 98 on the Pricing Date, with between 60% and 80% of the hypothetical funds allocated to the Basket Units, between 20% and 40% of the hypothetical funds allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the sum of the closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor.

In addition, the level of the Reference Index will include the value of the Basket Unit Income, if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next monthly calculation period, as described below under “—Reinvestment of the Basket Unit Income”.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge for that day regardless of any changes in the levels of the Basket Indices on that day.

Reinvestment of the Basket Unit Income

At the close of business on the last day of each monthly calculation period (except for the last monthly calculation period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, then the interest payment on the PROCEEDS for that monthly period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next monthly calculation period in additional Basket Units at a price per unit that does not include that Basket Unit Income (calculated as described under “Description of the Index Basket—Calculation of the Index Basket”).

Reallocation of the hypothetical funds tracked by the Reference Index

After the Pricing Date, the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units and the Zero Coupon Bond Units will be modified if an Allocation Determination Event occurs. Reallocations of the hypothetical funds are designed to allow participation in any appreciation in the value of the Basket Units, but only to the extent consistent with the objective that the level of the Reference Index is at least 100 on the scheduled Valuation Date and will be effected through the hypothetical purchase and sale of Basket Units and Zero Coupon Bond Units. Reallocations of the hypothetical funds may involve the hypothetical purchase and sale of fractional Basket Units and fractional Zero Coupon Bond Units.

Allocation Determination Events

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the Index Basket or increases in the Floor Level (due to interest rate decreases).

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion x Trading Multiple,

provided, the Targeted Exposure will not exceed 150%.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon yield based upon USD swap rates, plus the Fee Protection Factor, if any.

The “Trading Multiple” is set at 5.0.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In that case, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 x the number of years to the maturity date x Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years and the “Zero Coupon Bond Unit Contribution” equals:

(10% –	(	Last Value – ZCBU Value	))	÷ 9%

Last Value

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one.

The effect of the Fee Protection Factor is to decrease the Targeted Exposure when the level of the Reference Index is equal to or less than 10% greater than the value of the Zero Coupon Bond Units upon the occurrence of an Allocation Determination Event. This, in turn, will increase the allocation of hypothetical funds to the Zero Coupon Bond Units so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, inclusive of all fees, deductions and charges described under “Fees, Deductions and Charges” in this prospectus supplement.

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See “Description of the Index Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

The Targeted Exposure cannot be greater than 150% or less than 0%. If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

Reallocation procedures

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation

Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any monthly calculation period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that monthly calculation period. Hypothetical purchases of Basket Units will be made at prices that reflect the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility. See “Risk Factors—Risk Factors Relating to the Basket Units—The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event for purposes of effecting a reallocation” and “Description of the Index Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•	the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•	the Reference Index will be exposed to a greater extent of the losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure;

•	the Reference Index will not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•	the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

See “Risk Factors—Risk Factors Relating to the Basket Units—There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index” in this prospectus supplement.

Reallocation upon the occurrence of Defeasance Events

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The performance of the Basket Units may exceed the performance of the Reference Index” in this prospectus supplement.

Reallocation following a 10% decline in the level of any Basket Index

If at any time during any Index Business Day the level of either Basket Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index at the close of business on the Business Day that decline is determined so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure, as described under “—Reallocation of the Hypothetical Funds tracked by the Reference Index” above. This reallocation will be effected even if an Allocation Determination Event has not occurred.

Allocation Determination Events—Hypothetical Examples

The following are seven hypothetical examples of the effects of Allocation Determination Events. These hypothetical examples assume that: (i) purchases and sales of Basket Units to effect reallocations are at prices that reflect the value of hypothetical call options determined using mid-market implied volatility; (ii) the level of the Reference Index does not change between the determination of an Allocation Determination Event and the subsequent reallocation; (iii) the Basket Units have a value of 100; and (iv) the Zero Coupon Bond Units have a value of 86.

EXAMPLE 1: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ENTIRE VALUE OF THE HYPOTHETICAL FUNDS TRACKED BY THE REFERENCE INDEX TO BE ALLOCATED TO THE BASKET UNITS

An Allocation Determination Event requires the entire value of the hypothetical funds tracked by the Reference Index to be allocated to the Basket Units, but without using the Leverage Units.

Before Reallocation:

Level of the Reference Index: 107.50

Floor Level: 86.00

Cushion: approximately 20%

Amount Allocated to Basket Units: 75.00

Amount Allocated to Zero Coupon Bond Units: 32.50

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 107.50

Floor Level: 86.00

Targeted Exposure: 100%

Amount Allocated to Basket Units: 107.50

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 2: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO GREATER THAN 100% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires reallocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is greater than 100%, the Leverage Units must be used.

Before Reallocation:

Level of the Reference Index: 110.00

Floor Level: 86.00

Cushion: approximately 21.82%

Amount Allocated to Basket Units: 86.00

Amount Allocated to Zero Coupon Bond Units: 24.00

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 110.00

Floor Level: 86.00

Targeted Exposure: approximately 109.09%

Amount Allocated to Basket Units: 120.00

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 10.00

EXAMPLE 3: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO 150% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires allocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is at the maximum of 150%, the maximum amount of the Leverage Units must be used.

Before Reallocation:

Level of the Reference Index: 123.35

Floor Level: 86.00

Cushion: approximately 30.28%

Amount Allocated to Basket Units: 165.00

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 41.65

After Reallocation:

Level of the Reference Index: 123.35

Floor Level: 86.00

Targeted Exposure: 150.00%

Amount Allocated to Basket Units: 185.03

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 61.68

EXAMPLE 4: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED AND THE REDUCTION OF THE LEVERAGE UNITS TO ZERO BEFORE INCREASING THE ALLOCATION TO THE ZERO COUPON BOND UNITS

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced. The Leverage Units Amount must be reduced to zero before any reallocation to the Zero Coupon Bond Units can be effected.

Before Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Cushion: approximately 15.06%

Amount Allocated to Basket Units: 109.50

Amount Allocated to Zero Coupon Bond Units: 0.00

Amount Allocated to Leverage Units: 8.25

After Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Targeted Exposure: approximately 75.31%

Amount Allocated to Basket Units: 76.25

Amount Allocated to Zero Coupon Bond Units: 25.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 5: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.

Before Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Cushion: approximately 15.06%

Amount Allocated to Basket Units: 90.00

Amount Allocated to Zero Coupon Bond Units: 11.25

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 101.25

Floor Level: 86.00

Targeted Exposure: approximately 75.31%

Amount Allocated to Basket Units: 76.25

Amount Allocated to Zero Coupon Bond Units: 25.00

Amount Allocated to Leverage Units: 0.00

EXAMPLE 6: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS GREATER THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:

Level of the Reference Index: 86.35

Floor Level: 86.10*

Cushion: 0.41%

Amount Allocated to Basket Units: 4.00

Amount Allocated to Zero Coupon Bond Units: 82.35

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 86.25

Floor Level: 86.10

Targeted Exposure: 0.00%

Amount Allocated to Basket Units: 0.00

Amount Allocated to Zero Coupon Bond Units: 86.25

Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

EXAMPLE 7: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS LESS THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:

Level of the Reference Index: 85.50

Floor Level: 86.10*

Cushion: –0.58%

Amount Allocated to Basket Units: 5.00

Amount Allocated to Zero Coupon Bond Units: 80.50

Amount Allocated to Leverage Units: 0.00

After Reallocation:

Level of the Reference Index: 85.40

Floor Level: 86.10

Targeted Exposure: 0.00%

Amount Allocated to Basket Units: 0.00

Amount Allocated to Zero Coupon Bond Units: 86.00

Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, monthly income (expressed in United States dollars per $10 principal amount per unit of PROCEEDS) and the Index Basket price return (excluding dividends) at the end of each month during seven different 42 month periods beginning in January of 1995, 1996, 1997, 1998, 1999, 2000 and 2001. This hypothetical historical information has been calculated as if the Reference Index and each Index Component had existed during that period.

The following hypothetical historical information should not be taken as an indication of the future performance of the Reference Index over the term of the PROCEEDS or future interest payments or the actual total payment on the maturity date on the PROCEEDS.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the interest payments will be calculated. However, the calculations used to determine the hypothetical historical closing levels of the Reference Index contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. As a result, the following hypothetical historical values of the Reference Index and monthly income may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical values of the Reference Index and monthly income.

The calculations assume that:

•	the Reference Index was created in January of each 42 month period with a level of 98 and the weighting for each Basket Index was set on the previous Business Day;

•	upon the occurrence of a modification related to any Basket Index, the adjusted price reported on Bloomberg which adjusts for that modification was used to reflect the impact of that modification on that Basket Index as well as the call option related to that Basket Index;

•	the dividends in respect of the stocks included in the S&P 500 Index were equal to those reported by S&P;

•	the estimates for each monthly calculation period of the dividends to be paid in respect of the stocks included in the Equity Index used in connection with determining the value of the Basket Index and exercise price for the hypothetical call options for that monthly calculation period were equal to the actual dividends paid on those stocks during that monthly calculation period;

•	the maximum exercise price of any hypothetical call option was 120% of the last price of the related Basket Index as reported on Bloomberg for the day the hypothetical call option was priced;

•	the implied volatilities for each Basket Index were equal to the historical values reported on Bloomberg; and

•	reallocations between Basket Units and Zero Coupon Bond Units were at mid-volatility or mid-swap rates (rather than at the bid-volatility or bid-swap rates which will be used for hypothetical purchases of Basket Units or Zero Coupon Bond Units, or the offered-volatility or offered-swap rates which will be used for hypothetical sales of Basket Units or Zero Coupon Bond Units, in order to effect a reallocation).

The following hypothetical historical values have not been verified by an independent third party. Withholding taxes were ignored in calculating the dividends paid in respect of the stocks included in the Equity Index. The options values were calculated using 86.7% of the historical implied mid-volatility available on Bloomberg for the one month comparable listed options and the historical short-term mid-interest rates available on Bloomberg. Swap rates used to calculate the hypothetical historical Zero Coupon Bond Units were taken from Bloomberg.

	1995			1996			1997
Forty-Two Month Period Beginning January 6, 1995	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	109.02	0.05	113.14	111.42	0.08	118.03
February	99.05	0.08	101.24	109.17	0.07	113.55	112.14	0.07	118.97
March	100.42	0.04	102.72	110.31	0.06	114.90	110.78	0.07	117.51
April	101.48	0.06	103.88	111.07	0.09	115.90	111.37	0.07	118.54
May	102.11	0.06	104.64	110.52	0.09	115.51	112.68	0.06	120.24
June	102.11	0.06	104.73	108.91	0.09	114.15	111.71	0.07	119.07
July	103.96	0.05	106.89	105.66	0.08	110.50	113.21	0.07	121.17
August	104.38	0.06	107.42	107.40	0.08	112.83	110.11	0.07	117.02
September	106.01	0.05	109.25	108.63	0.07	114.27	112.23	0.06	120.31
October	105.75	0.06	109.14	107.77	0.08	113.12	110.43	0.06	118.11
November	107.51	0.05	111.09	110.62	0.07	116.76	110.50	0.06	118.30
December	108.68	0.05	112.45	109.67	0.07	115.87	109.76	0.05	117.02

	1998
	Reference Index Level	Monthly Income	Basket Price Return
January	109.84	0.05	117.30
February	110.31	0.05	118.18
March	111.55	0.05	120.37
April	110.76	0.05	118.83
May	108.87	0.04	114.62
June	109.25	0.04	115.37
July	108.86	0.04	114.32
August
September
October
November
December

	1996			1997			1998
Forty-Two Month Period Beginning January 8, 1996	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	101.14	0.06	105.65	101.25	0.04	105.00
February	99.05	0.05	101.89	101.59	0.05	106.49	101.58	0.04	105.78
March	99.55	0.05	102.85	100.39	0.05	105.19	102.51	0.04	107.75
April	100.22	0.07	103.75	101.01	0.06	106.10	101.94	0.04	106.37
May	99.81	0.07	103.39	102.12	0.05	107.63	100.69	0.03	102.60
June	98.63	0.07	102.18	101.52	0.06	106.58	101.07	0.03	103.27
July	96.13	0.06	98.91	102.93	0.05	108.46	100.08	0.03	99.23
August	97.52	0.06	100.99	100.48	0.05	104.75	98.01	—	87.95
September	98.66	0.06	102.29	102.25	0.05	107.69	99.44	—	92.98
October	98.27	0.06	101.26	101.23	0.05	105.73	100.22	—	95.53
November	100.60	0.05	104.51	101.34	0.04	105.89	100.03	—	94.20
December	99.66	0.06	103.72	100.92	0.04	104.75	100.52	—	95.54

	1999
	Reference Index Level	Monthly Income	Basket Price Return
January	100.94	—	96.84
February	100.55	—	93.35
March	101.58	—	98.11
April	102.25	—	100.68
May	101.78	—	95.97
June	102.58	—	99.72
July	102.61	—	99.36
August
September
October
November
December

	1997			1998			1999
Forty-Two Month Period Beginning January 7, 1997	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	97.87	0.04	100.29	96.79	—	92.49
February	99.36	0.06	101.71	98.13	0.05	101.04	95.99	—	89.16
March	98.03	0.06	100.47	99.15	0.04	102.92	97.23	—	93.70
April	98.64	0.07	101.34	98.45	0.05	101.59	97.99	—	96.17
May	99.86	0.06	102.80	96.84	0.04	98.00	97.05	—	91.66
June	98.99	0.07	101.80	97.24	0.03	98.63	97.71	—	95.25
July	100.53	0.06	103.60	95.87	0.03	94.78	97.74	—	94.01
August	97.47	0.06	100.05	93.68	0.02	84.01	98.04	—	94.64
September	99.50	0.06	102.86	95.70	—	88.80	98.34	—	94.47
October	98.12	0.05	100.98	96.43	—	91.24	98.63	—	95.38
November	98.17	0.05	101.14	95.91	—	89.97	99.23	—	97.13
December	97.57	0.05	100.05	96.32	—	91.25	99.92	—	99.96

	2000
	Reference Index Level	Monthly Income	Basket Price Return
January	99.99	—	98.85
February	100.20	—	97.76
March	100.61	—	98.19
April	100.66	—	96.00
May	101.15	—	96.70
June	101.76	—	98.04
July	101.68	—	96.34
August
September
October
November
December

	1998			1999			2000
Forty-Two Month Period Beginning January 6, 1998	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	94.70	0.03	94.13	96.97	0.02	100.59
February	99.96	0.07	102.82	92.97	0.03	90.73	96.87	0.02	99.49
March	101.48	0.07	104.73	94.94	0.02	95.36	97.13	0.03	99.92
April	100.11	0.08	103.39	95.88	0.03	97.86	96.60	0.02	97.69
May	97.20	0.06	99.73	93.99	0.03	93.28	96.79	—	98.41
June	97.49	0.06	100.37	95.16	0.03	96.93	97.71	0.02	99.77
July	95.03	0.06	96.45	94.62	0.03	95.67	97.29	—	96.02
August	90.77	0.04	85.49	94.93	0.03	96.31	98.61	—	100.39
September	93.62	0.03	90.37	95.32	0.03	96.14	98.31	—	96.62
October	94.46	0.02	92.85	95.59	0.02	97.07	98.38	—	94.63
November	93.62	0.02	91.56	96.26	0.02	98.84	98.68	—	93.60
December	94.12	0.03	92.86	97.13	0.03	101.72	99.48	—	95.47

	2001
	Reference Index Level	Monthly Income	Basket Price Return
January	100.11	—	95.23
February	99.95	—	90.45
March	99.87	—	85.46
April*	100.26	—	87.91
May	100.66	—	86.63
June	101.00	—	83.72
July	101.08	—	82.51
August
September
October
November
December

*	A Defeasance Event occurred on April 5, 2001.

	1999			2000			2001
Forty-Two Month Period Beginning January 6, 1999	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	100.30	0.06	106.35	99.39	0.03	100.69
February	94.55	0.06	95.93	99.41	0.07	105.18	98.34	0.03	95.63
March	97.97	0.05	100.82	99.67	0.07	105.65	97.57	—	90.35
April	99.83	0.06	103.47	97.78	0.06	103.29	98.43	—	92.94
May	95.91	0.06	98.62	98.10	0.05	104.05	98.55	—	91.59
June	98.44	0.06	102.48	99.34	0.05	105.49	98.30	—	88.52
July	97.27	0.06	101.15	97.15	0.05	101.52	98.75	—	88.10
August	97.71	0.06	101.82	99.87	0.04	106.13	98.78	—	85.11
September*	97.71	0.06	101.64	98.13	0.05	102.16	98.92	—	78.74
October	98.25	0.06	102.63	97.37	0.04	100.05	99.40	—	77.22
November	99.43	0.06	104.51	97.36	0.03	98.96	99.51	—	80.26
December	101.56	0.06	107.54	98.65	0.03	100.93	99.69	—	79.77

	2002
	Reference Index Level	Monthly Income	Basket Price Return
January	99.87	—	78.02
February	100.09	—	77.74
March	100.12	—	80.34
April	100.46	—	78.48
May	100.68	—	77.34
June	100.89	—	75.08
July	100.94	—	74.67
August
September
October
November
December

*	A Defeasance Event occurred on September 25, 2001.

	2000			2001			2002
Forty-Two Month Period Beginning January 6, 2000	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	96.30	0.04	96.58	97.59	—	74.84
February	97.49	0.09	99.97	94.80	0.03	91.73	97.86	—	74.57
March	98.59	0.09	101.34	93.80	0.02	86.67	97.33	—	77.06
April	95.98	0.08	99.08	94.45	—	89.15	98.02	—	75.28
May	96.33	0.07	99.80	94.47	—	87.86	98.29	—	74.19
June	97.61	0.07	101.19	93.91	—	84.91	98.79	—	72.02
July	94.38	0.07	97.38	94.90	—	84.51	99.17	—	69.14
August	97.73	0.06	101.81	94.91	—	81.64	99.50	—	69.66
September	95.23	0.06	97.99	95.52	—	75.53	99.79	—	67.11
October	94.11	0.05	95.97	96.42	—	74.08	100.00	—	68.53
November*	93.95	0.04	94.92	95.91	—	76.99	100.08	—	69.19
December	95.44	0.04	96.82	95.89	—	76.52	100.37	—	68.60

	2003
	Reference Index Level	Monthly Income	Basket Price Return
January	100.49	—	68.07
February	100.63	—	68.22
March	100.77	—	65.91
April	100.86	—	67.89
May	100.99	—	70.25
June	101.09	—	68.76
July	101.10	—	69.27
August
September
October
November
December

*	A Defeasance Event occurred on November 2, 2001

	2001			2002			2003
Forty-Two Month Period Beginning January 8, 2001	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return	Reference Index Level	Monthly Income	Basket Price Return
January	98.00	—	100.00	93.65	—	78.66	99.00	—	71.55
February	95.55	0.08	96.42	93.92	—	78.38	99.20	—	71.70
March	92.83	0.05	91.09	93.04	—	81.00	99.44	—	69.28
April	93.78	0.04	93.71	93.94	—	79.13	99.46	—	71.36
May	93.20	0.03	92.35	94.07	—	77.98	99.73	—	73.84
June*	91.80	0.03	89.25	94.69	—	75.70	99.85	—	72.27
July	92.81	0.03	88.83	95.97	—	72.67	99.88	—	72.98
August	92.35	0.02	85.81	96.55	—	73.22	99.84	—	74.14
September	92.38	—	79.39	97.39	—	70.54	100.07	—	73.62
October	93.40	—	77.86	97.62	—	72.03	100.05	—	77.10
November	92.69	—	80.92	97.17	—	72.73	100.12	—	77.10
December	92.16	—	80.43	98.21	—	72.11	100.31	—	80.40

	2004
	Reference Index Level	Monthly Income	Basket Price Return
January	100.43	—	81.05
February	100.58	—	82.22
March	100.71	—	81.76
April	100.79	—	80.91
May	100.91	—	81.92
June	101.04	—	80.80
July	101.07	—	80.18
August
September
October
November
December

*	A Defeasance Event occurred on June 26, 2002

DESCRIPTION OF THE INDEX BASKET

The “Index Basket” is designed to track the performance of a hypothetical investment in a portfolio using a “covered call” strategy on the indices in the Index Basket (the “Basket Indices”), as well as the use of hypothetical one-month U.S. government obligations to fully collateralize the hypothetical investment in the Commodity Index. A “covered call” strategy on an index is an investment strategy in which an investor:

•	buys an investment in the index; and

•	sells call options on the index with exercise prices higher than the level of the index when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in appreciation of the index beyond the option’s exercise price. Thus, in a period of significant stock market increases, the “covered call” strategy will tend to produce lower returns than ownership of an investment in the related index. See “Risk Factors—Risk Factors Relating to the Basket Units—The appreciation of the Index Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The hypothetical call options included in the Index Basket will be sold on a monthly basis for a one month term. The hypothetical call options are not intended to represent or indicate that any of those options exist or are capable of being traded. For more information about the hypothetical call options, see “—Hypothetical Call Options” in this prospectus supplement.

The value of the Index Basket will also include the value of dividends on the stocks included in the Equity Index, as well as the yield on the hypothetical U.S. government obligations collateralizing the Commodity Index. The Basket Indices and their respective dividend yield or U.S. government obligation yield, where applicable, Index Multipliers, and index levels are shown below. The “dividend yield” for Equity Index is determined by annualizing, for each stock included in that Basket Index, the last quarterly, semiannual or annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, summing the result and then dividing that result by the last available level of that Basket Index on the date that dividend yield is to be determined. The yield of the hypothetical one-month U.S. government obligations will be based upon the one-month generic U.S. government obligation yield (symbol: USGG1M) as published by Bloomberg.

Index	Dividend Yield(1)	One-Month U.S. Gov’t Obligations Yield(1)	Index Multiplier(2)	Index Level(1)	Index Basket Value(3)
Dow Jones-AIG Commodity Index	N/A	4.096%	0.2938739	170.141	50.00
S&P 500 Index	1.780%	N/A	0.0394677	1,266.86	50.00

					100

(1)	As of January 24, 2006, as obtained from Bloomberg Financial Markets.
(2)	As of January 24, 2006, as obtained from the Calculation Agent based upon equal weightings of the Basket Indices on January 24, 2006 and an Index Basket value of 100 on the Pricing Date.
(3)	Determined by the Calculation Agent by multiplying the Index level by the applicable Index Multiplier.

The Index Multipliers will be recalculated by the Calculation Agent on the Interest Determination Date for the month of each year during which the anniversary of the Pricing Date occurs (the “Annual Rebalancing Date”). The “Index Multiplier” is set so that each Basket Index represents approximately an equal percentage of the Index Basket as of the Annual Rebalancing Date. As an example, if the value of the Index Basket as of the close of business on an Annual Rebalancing Date equaled 120, then each of the two Basket Indices would be allocated a portion of the value of the Index Basket equal to 60 and if, for example, the equivalent of the closing level of the Equity Index on the Annual Rebalancing Date was 1,200, the applicable Index Multiplier would be 0.050. If the Index Basket equaled 180, then each of the two Basket Indices would be allocated a portion of the value of the two Basket Indices equal to 90 and if the closing level of the Equity Index on the Annual Rebalancing Date was 1,200, the applicable Index Multiplier would be 0.075.

The hypothetical one-month U.S. government obligations are intended to represent a full collateralization of the hypothetical investment in the Commodity Index, and as such, the notional value of the hypothetical one-month U.S. government obligations will adjust monthly during the rollover periods for the futures contracts underlying the hypothetical investment in the Commodity Index to match their new notional values. For more information about the hypothetical one-month U.S. government obligations, see “—Hypothetical One-Month U.S. Government Obligations” in this prospectus supplement.

In order to preserve the continuity of the value of the Index Basket, if any hypothetical call option has a value greater than zero at expiration, the Index Multiplier of the related Basket Index will be reduced by an amount that, when multiplied by the closing level of the related Basket Index on the last Index Business Day of the monthly period, equals the value of the hypothetical option at expiration.

Adjustments to the Basket Indices

If at any time the publisher of a Basket Index (each an “Index Publisher”) makes a material change in the formula for or the method of calculating its respective Basket Index or any successor index or in any other way materially modifies that index so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of that index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that index as if those changes or modifications had not been made, and calculate the closing level with reference to that index, as so adjusted. Accordingly, if the method of calculating a Basket Index or successor index is modified so that the level of that index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will make appropriate adjustments to that index in order to arrive at a level of that index as if it had not been modified, e.g., as if a split had not occurred.

Discontinuance of the Basket Indices

If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the indenture trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for that Basket Index and calculate the Ending Value as described above under “Description of the PROCEEDS—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the PROCEEDS.

In the event that an Index Publisher discontinues publication of its respective Basket Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for that Basket Index in accordance with the procedures last used to calculate that Basket Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for that Basket Index as described below, the successor index or level will be used as a substitute for that Basket Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Basket Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect trading in, or the trading value of, the PROCEEDS.

Calculation of the Value of the Index Basket

The value of the Index Basket will be calculated at the close of business on each Business Day by the Calculation Agent and published on Reuters Page MEREDUS15 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the Index Basket will be equal to 100 on the Pricing Date. The value of the Index Basket on each Business Day will equal the sum of the closing levels of the Basket Indices and the Adjusted Monthly Income, less the Current Option Value (determined as described under “—Hypothetical Call Options—Valuation of hypothetical call options” in this prospectus supplement). The value of the Index Basket on any day that is not a Business Day will equal the value of the Index Basket on the previous Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

The “Adjusted Monthly Income” will equal the sum of the hypothetical income related to each of the Basket Indices (the “Monthly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Monthly Income for the Equity Index will be the sum of (i) the cash dividends per share in respect of the stocks included in the Equity Index during that monthly calculation period and the Targeted Monthly Premium, less the Premium Adjustment, if any, multiplied by the applicable Index Multiplier and (ii) the value of premiums in respect of hypothetical call options. The Monthly Income for the Commodity Index will be the sum of (i) the interest accrued daily from and including the Commencement Date of the relevant period to, but excluding, the Commencement Date of the next period on the notional amount of hypothetical one-month U.S. government obligations hypothetically held as collateral based on the one-month generic U.S. government obligation yield (symbol: USGG1M) as published by Bloomberg and the Targeted Monthly Premium, less the Premium Adjustment, if any, multiplied by the applicable Index Multiplier and (ii) the value of premiums in respect of hypothetical call options.

The “Targeted Monthly Premium” equals the adjusted annual target yield less the dividend yield or the Treasury yield, as the case may be, as determined by the Calculation Agent on that Basket Index on the Commencement Date of that monthly calculation period, multiplied by the closing level of that Basket Index on the day the hypothetical call option is priced, divided by 12. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Index Basket on the Commencement Date of each monthly calculation period by an amount intended to, but which may or may not, offset the value of the Basket

Adjustment Factor. The annual target yield has the rate described above, and does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

If the highest exercise price bid for any option is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, a premium adjustment will be subtracted from the cash dividends and the Targeted Monthly Premium. A “Premium Adjustment” is the difference between the Targeted Monthly Premium in respect of that Basket Index and the actual highest monthly premium in respect of that hypothetical call option with an exercise price equal to 102% of the closing level of that Basket Index.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Index Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Index Basket following any removal, the contributing value of the related Basket Index to the Index Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Index Multiplier of the related Basket Index by an amount that, when multiplied by the equivalent of the closing level of the related Basket Index on the Interest Determination Date of the monthly calculation period, equals the value of the hypothetical option at expiration. The reduction of the Index Multiplier of a Basket Index under these circumstances will reduce the contributing value of the Basket Index to the Index Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Index Basket, they will not result in Allocation Determination Events. The reduced Index Multiplier will be used to calculate the value of the Index Basket, and thus the value of the Basket Units, through the following monthly calculation period.

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution. The value of interest in respect of hypothetical one-month U.S. government obligations will be included in the Basket Unit Income at the close of business on the date on which it is accrued. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the Index Basket at the close of business on the Interest Determination Date of the related monthly calculation period. The Basket Unit Income will be zero until hypothetical call options are priced during the following monthly calculation period, any interest is accrued or until the next ex-dividend date for a stock included in a Basket Index. The removal of Basket Unit Income will reduce the value of the Index Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the levels of the Basket Indices have not fallen. For risks associated with the occurrence of an Allocation Determination Event under these circumstances, see “Risk Factors—Risk Factors Relating to the Basket Units—The removal of the value of the Basket Unit Income will reduce the value of the Basket Units at the end of each monthly calculation period and may cause an Allocation Determination Event” in this prospectus supplement.

Hypothetical Call Options

Terms of hypothetical call options

The Calculation Agent will price hypothetical cash-settled call options relating to each of the Basket Indices on a monthly basis for a one month term, beginning on the Pricing Date. Hypothetical call options on each Basket Index will be priced on the Commencement Date of each monthly calculation period. The value of the hypothetical call options relating to a Basket Index will correlate to the value of the notional amount of that Basket Index used to calculate the value of the Index Basket on the day the options are priced.

Each hypothetical call option will:

•	expire on the Interest Determination Date of the monthly calculation period;

•	be automatically settled on the Interest Determination Date of the monthly calculation period if the closing level of that Basket Index on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Targeted Monthly Premium. Once the Calculation Agent has determined the Targeted Monthly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Targeted Monthly Premium will be included in the value of the Index Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Index Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option was priced, except, in the case of the Equity Basket Unit, to the extent that the value of the dividends on the stocks included in the Basket Indices are higher than the value of the historical dividends on those stocks by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Targeted Monthly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to either of the Basket Indices, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a notional amount of the related Basket Index that is different than the notional amount of that Basket Index used to calculate the value of the Index Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day for the related Basket Index prior to the date on which the options are priced.

The level of any Basket Index on any Index Business Day for that Basket Index will be the level as published by the applicable Index Publisher. The level of any Basket Index on any day that is not an Index Business Day for that Basket Index where a Market Disruption Event has not occurred will equal the level of that Basket Index on the previous Index Business Day.

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a modification affecting a Basket Index (such as, for example, a split).

Valuation of hypothetical call options

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing level of the related Basket Index as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	in the case of the Equity Index, the computed continuously compounded annualized current dividend yield on the Equity Index based on expected dividends;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related Basket Index (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the interest rate will equal LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for the Equity Index on which an option is priced will be calculated on any Business Day by annualizing (based on a 365-day year) to the end of that monthly calculation period the result obtained by summing the ordinary dividend or dividends (as described above in “Description of the Index Basket” in this prospectus supplement) historically paid by each issuer of a stock included in that Basket Index during the most recent period corresponding to the current monthly calculation period (or if the issuer of that stock has publicly disclosed that any dividend payable during the monthly calculation period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by that issuer) and then dividing that result by the closing level of the Equity Index on that day. The annualized current dividend yield for any stock included in the Equity Index on which an option is priced will be zero:

•	for the remainder of each monthly calculation period following the ex-dividend date for that stock corresponding to the final ex-dividend date in the most recent period corresponding to the current monthly calculation period; and

•	in each monthly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually, quarterly or otherwise),

in either case, unless and until the issuer of that stock publicly discloses a dividend payable during the remainder of that monthly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by that issuer.

The implied volatility of a hypothetical call option on any Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Basket Index as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant Basket Index as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant Basket Index, the size of the open interest in call options with related exercise prices and maturities relating to that Basket Index and the size of the bid-offer relative to the number of hypothetical options related to that Basket Index to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the values of the hypothetical call options for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the values of the hypothetical call options in consultation with ML&Co. No determination of the value of the Index Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

Hypothetical One-Month U.S. Government Obligations

Hypothetical one-month U.S. government obligations representing a full collateralization of the hypothetical investment in the Commodity Index will be purchased on the Pricing Date. In order for these hypothetical U.S. government obligations to represent a full collateralization of the hypothetical investment in the Commodity Index, they will be purchased in an amount equal to the notional values of the futures contracts underlying the Commodity Index at that time, and the notional value of the hypothetical one-month government obligations will be adjusted upon each reallocation of the hypothetical assets tracked by the Reference Index to reflect the new notional values of the futures contracts underlying the hypothetical investment in the Commodity Index.

The yield of the hypothetical one-month government obligations will be based upon the generic U.S. government one-month yield as published under symbol USGG1M on Bloomberg and reflect the yield of the one-month government obligations through the next Commencement Date.

The Dow Jones-AIG Commodity Index

The Commodity Index is a proprietary index that was created by Dow Jones and AIG International Inc. (“AIGI”) to provide a liquid and diversified benchmark for commodities. The Commodity Index was established on July 14, 1998 and is currently comprised of futures contracts (each, a “Commodity Index Component”) on nineteen physical commodities. A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price. The nineteen commodities for 2005 that comprise the Commodity Index (the “Commodity Index Commodities”) are: aluminum; coffee; copper; corn; cotton; crude oil; gold; heating oil; lean hogs; live cattle; natural gas; nickel; silver; soybeans; soybean oil; sugar; unleaded gasoline; wheat; and zinc. Futures contracts on the Commodity Index are currently listed for trading on the Chicago Board of Trade (the “CBOT”). The Commodity Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel and zinc, which trade on the London Metal Exchange (the “LME”).

The Commodity Index tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. The rollover for each Index Component occurs over a period of five DJ-AIG Business Days each month according to a pre-determined schedule.

The methodology for determining the composition and weighting of the Commodity Index and for calculating its level is subject to modification by Dow Jones and AIGI at any time. Currently, Dow Jones disseminates the Commodity Index level at approximately 15 second intervals from 8:00 a.m. to 3:00 p.m., New York time, and publishes a daily settlement price for the Commodity Index at approximately 5:00 p.m., New York time, on each DJ-AIG Business Day on Bloomberg page DJAIG.

A “DJ-AIG Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Commodity Index”) for the Commodity Index Commodities that are open for trading is greater than 50%.

The Commodity Index was created using the following four main principles:

Economic Significance: To achieve a fair representation of a diversified group of commodities to the world economy, the Commodity Index uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Commodity Index primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Commodity Index also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification: In order to avoid the Commodity Index being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity: The Commodity Index is intended to provide a stable benchmark so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Commodity Index.

Liquidity: The inclusion of liquidity as a weighting factor helps to ensure that the Commodity Index can accommodate substantial investment flows.

Designated Contracts for each Commodity Index Commodity

A futures contract known as a Designated Contract is selected by the Dow Jones-AIG Oversight Committee (the “Oversight Committee”) for each Commodity Index Commodity. With the exception of several LME contracts, where the Oversight Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for an Commodity Index Commodity, the Oversight Committee selects the futures contract that is traded in North America and denominated in United States dollars. If more than one of those contracts exists, the Oversight Committee will select the most actively traded contract. Data concerning this Designated Contract will be used to calculate the Commodity Index. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the Commodity Index Commodities included in the Commodity Index for 2006 are traded on the LME, the Coffee, Sugar & Cocoa Exchange (the “CSCE”), the Commodities Exchange (the “COMEX”), the New York Cotton Exchange (the “NYCE”) and the New York Mercantile Exchange (the “NYMEX”) and are as follows:

Commodity Price Quote	Current Weighting of Designated Contract(1)	Exchange	Units
Light, Sweet Crude Oil $/barrel	12.78%	NYMEX	1,000 barrels

Henry Hub Natural Gas $/mmbtu	12.32%	NYMEX	10,000 mmbtu

Soybeans cents/bushel	7.77%	CBOT	5,000 bushels

High Grade Primary Aluminum $/metric ton	6.85%	LME	25 metric tons

Live Cattle cents/pound	6.09%	CME	40,000 lbs

High Grade Copper(2) cents/pound	5.88%	COMEX	25,000 lbs

Gold $/troy oz.	6.22%	COMEX	100 troy oz.

Corn cents/bushel	5.87%	CBOT	5,000 bushels

Wheat cents/bushel	4.77%	CBOT	5,000 bushels

Lean Hogs cents/pound	4.35%	CME	40,000 lbs

New York Harbor Unleaded Gasoline cents/gallon	4.05%	NYMEX	42,000 gallons

Heating Oil cents/gallon	3.85%	NYMEX	42,000 gallons

Coffee “C” cents/pound	2.93%	CSCE	37,500 lbs

Cotton cents/pound	2.93%	NYCE	50,000 lbs

World Sugar No. 11 cents/pound	2.97%	CSCE	112,000 lbs

Commodity Price Quote	Current Weighting of Designated Contract(1)	Exchange	Units

Special High Grade Zinc $/metric ton	2.70%	LME	25 metric tons

Primary Nickel $/metric ton	2.66%	LME	6 metric tons

Soybean Oil cents/pound	2.77%	CBOT	60,000 lbs

Silver cents/troy oz.	2.00%	COMEX	5,000 troy oz.

(1)	The column in the above table titled “Current Designated Contract Weighting” reflects the approximate weightings as of January 6, 2006 of the nineteen commodities currently included in the Commodity Index.
(2)	The Commodity Index uses the high grade copper contract traded on the COMEX Division of the NYMEX for Copper contract prices and LME volume data in determining the weighting for the Commodity Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Commodity Index are assigned to “Commodity Groups”. The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Index Weighting by Commodity Group as of January 6, 2006

Energy	33.00%
Industrial Metals	18.09%
Grains	18.41%
Livestock	10.44%
Softs	9.06%
Precious Metals	8.22%
Vegetable Oil	2.77%

Commodity Group:	Commodities:	Commodity Group:	Commodities:
Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline	Softs	Coffee Cotton Sugar
Industrial Metals	Aluminum Copper Lead Nickel Tin Zinc	Precious Metals	Gold Platinum Silver
Grains	Corn Soybeans Wheat	Vegetable Oil	Soybean Oil
Livestock	Lean Hogs Live Cattle

Annual Reweighting and Rebalancing of the Commodity Index

The Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Commodity Index are determined each year in June or July by AIGI under the supervision of the Oversight Committee. The Oversight Committee was established by Dow Jones and AIGI to assist with the operation of the Commodity Index. The annual weightings are announced in July and implemented the following January. The composition of the Commodity Index for 2006 was approved by the Oversight Committee at a meeting held in July 2005.

The relative weightings of the component commodities included in the Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in two-thirds and one-third shares, respectively. Each June, for each commodity designated for potential inclusion in the Commodity Index , liquidity is measured by the commodity liquidity percentage (the “CLP”) and production by the commodity production percentage (the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of the trading volume and the historic value of the Designated Contract for that commodity, and dividing the result by the sum of the products for all commodities which were designated for potential inclusion in the Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Commodity Index. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Commodity Index and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Commodity Index;

•	No single commodity may constitute more than 15% of the Commodity Index;

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Commodity Index; and

•	No single commodity in the Commodity Index may constitute less than 2% of the Commodity Index .

Following the annual reweighting and rebalancing of the Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Following application of the diversification rules discussed above, the CIPs are incorporated into the Commodity Index by calculating the new unit weights for each Commodity Index Commodity. Near the beginning of each new calendar year, the CIPs, along with the settlement prices on that date for the Commodity Index Components, are used to determine the commodity index multiplier (the “CIM”) for each Commodity Index Commodity. The CIM is used to achieve the percentage weightings of the Commodity Index Commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each Commodity Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs. The CIM for each of the Commodity Index Commodities included in the Commodity Index for 2006 are as follows:

The Dow Jones-AIG Commodity Index Commodity	2006 Commodity Index Multiplier (“CIM”)
Crude Oil	4.938562%
Natural Gas	31.728226%
Soybeans	31.905222%
Aluminum	0.074465%
Live Cattle	159.236838%
Gold	0.288470%
Corn	68.808087%
Copper	70.757830%
Wheat	36.212764%
Lean Hogs	169.390528%
Unleaded Gasoline	55.107981%
Heating Oil	52.845588%
Cotton	144.210088%
Coffee	61.546241%
Sugar	500.517596%
Zinc	0.034495%
Soybean Oil	301.946158%
Nickel	0.004661%
Silver	5.472326%

Computation of the Commodity Index

The Commodity Index is calculated by Dow Jones, in conjunction with AIGI by applying the impact of the changes to the prices of the Commodity Index Components (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Commodity Index is a mathematical process whereby the CIMs for the Commodity Index Components are multiplied by the prices for the Commodity Index Components. These products are then summed. The percentage change in this sum is then applied to the prior Commodity Index level to calculate the current Commodity Index level.

Historical Data on the Commodity Index

The following graph sets forth the closing levels of the Commodity Index on the last business day of each year from 1998 through 2005, as published by Dow Jones and AIGI. The historical performance of the Commodity Index should not be taken as an indication of future performance, and no assurance can be given that the level of the Commodity Index will not decline and thereby reduce the Redemption Amount which may be payable to you on the maturity date.

The following table sets forth the level of the Commodity Index at the end of each month in the period from January 2000 through December 2005. This historical data on the Commodity Index is not necessarily indicative of the future performance of the Commodity Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the Commodity Index during any period set forth below is not an indication that the Commodity Index is more or less likely to increase or decrease at any time over the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	96.815	111.374	88.309	118.644	137.620	146.821
February	98.063	110.479	90.476	122.526	146.445	156.886
March	98.524	105.372	99.588	113.171	150.837	162.094
April	96.882	108.708	99.431	112.360	148.046	152.294
May	102.843	106.091	97.755	118.821	150.436	150.727
June	104.764	101.571	99.518	115.788	144.034	152.885
July	99.004	102.570	98.826	116.395	146.414	159.330
August	108.170	102.225	102.581	120.898	143.556	170.816
September	106.975	95.107	106.294	120.898	153.175	178.249
October	103.820	90.407	105.053	126.571	155.549	166.516
November	111.590	90.959	105.247	126.087	153.406	166.402
December	114.613	89.033	110.276	135.269	145.604	171.149

The following graph sets forth the historical performance of the Commodity Index presented in the preceding table. Past movements of the Commodity Index are not necessarily indicative of the future performance of the Commodity Index.

License Agreement

Dow Jones, AIGI and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co., in exchange for a fee, of the right to use the Commodity Index in connection with certain securities, including the PROCEEDS.

The license agreement among Dow Jones, AIGI and ML&Co. provides that the following language must be set forth in this prospectus supplement:

“ “Dow Jones,” “AIG,” and “Dow Jones-AIG Commodity Index,” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by ML&Co. The PROCEEDS are not sponsored, endorsed, sold or promoted by Dow Jones, AIG International Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in the PROCEEDS.

The PROCEEDS are not sponsored, endorsed, sold or promoted by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the PROCEEDS or any member of the public regarding the advisability of investing in securities or commodities generally or in the PROCEEDS particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates to ML&Co. is the licensing of certain trademarks, trade names and service marks and of the Dow Jones-AIG Commodity Index, which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to ML&Co. or the PROCEEDS. Dow Jones and AIGI have no obligation to take the needs of ML&Co. or the owners of the PROCEEDS into consideration in determining, composing or calculating the Dow Jones-AIG Commodity Index. None of Dow Jones, American International Group, AIGI or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to holders of the PROCEEDS , in connection with the administration, marketing or trading of the PROCEEDS . Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the PROCEEDS currently being issued by ML&Co., but which may be similar to and competitive with the PROCEEDS . In addition, American International Group, AIGI and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity Index and Dow Jones-AIG Commodity Index Total Return), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity Index and the PROCEEDS .

This prospectus supplement relates only to the PROCEEDS and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity Index components. Investors in the PROCEEDS should not conclude that the inclusion of a futures contract in the Dow Jones-AIG Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. The information in this prospectus supplement regarding the Dow Jones-AIG Commodity Index components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity Index components in connection with the PROCEEDS . None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., OWNERS OF THE PROCEEDS , OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, AIGI AND ML&CO., OTHER THAN AMERICAN INTERNATIONAL GROUP.”

All disclosures contained in this prospectus supplement regarding the Commodity Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones and AIGI. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of that information.

The S&P 500 Index

S&P publishes the S&P 500 Index. The S&P 500 Index (index symbol “SPX”) is intended to provide an indication of the pattern of common stock price movement in the United States. The calculation of the level of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of December 30, 2005, 425 companies or 85.8% of the market capitalization of the S&P 500 Index traded on the NYSE; 75 companies or 14.2% of the market capitalization of the S&P 500 Index traded on The Nasdaq Stock Market (the “Nasdaq”); and no company or 0.0% of the market capitalization of the S&P 500 Index traded on the American Stock Exchange (the “AMEX”). S&P chooses these companies for inclusion in the S&P 500 Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the Standard & Poor’s Stock Guide Database, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500 Index with the percentage weight of the companies currently included in each group indicated in parentheses: Consumer Discretionary (10.8%); Consumer Staples (9.4%); Energy (10.3%); Financials (20.8%); Health Care (13.2%); Industrials (11.0%); Information Technology (15.1%); Materials (3.0%); Telecommunication Services (3.0%) and Utilities (3.5%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.

Computation of the S&P 500 Index

S&P currently computes the S&P 500 Index as of a particular time as follows:

(a)	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

(b)	the market values of all component stocks as of that time are aggregated;

(c)	the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(d)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(e)	the current aggregate market value of all component stocks is divided by the base value; and

(f)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the S&P 500 Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Supplemental Redemption Amount payable to holders of the PROCEEDS on the maturity date or otherwise.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by S&P of particular component stocks in the S&P 500 Index; and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value x	(	New Market Value	)	= New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500 Index.

Historical Data on the S&P 500 Index

The following table sets forth the level of the S&P 500 Index at the end of each month, in the period from January 2000 through December 2005. These historical data on the S&P 500 Index are not indicative of the future performance of the S&P 500 Index or what the future value of the PROCEEDS may be. Any historical upward or downward trend in the level of the S&P 500 Index during any period set forth below is not an indication that the S&P 500 Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2000	2001	2002	2003	2004	2005
January	1,394.46	1,366.01	1,130.20	855.70	1,131.13	1,181.27
February	1,366.42	1,239.94	1,106.73	841.15	1,144.94	1,203.60
March	1,498.58	1,160.33	1,147.39	848.18	1,126.21	1,180.59
April	1,452.43	1,249.46	1.076.92	916.92	1,107.30	1,156.85
May	1,420.60	1,255.82	1,067.14	963.59	1,120.68	1,191.50
June	1,454.60	1,224.42	989.82	974.50	1,140.84	1,191.33
July	1,430.83	1,211.23	911.62	990.31	1,101.72	1,234.18
August	1,517.68	1,133.58	916.07	1,008.01	1,104.24	1,220.33
September	1,436.51	1,040.94	815.28	995.97	1,114.58	1,228.81
October	1,429.40	1,059.78	885.76	1,050.71	1,130.20	1,207.01
November	1,314.95	1,139.45	936.31	1,058.20	1,173.82	1,249.48
December	1,320.28	1,148.08	879.82	1,111.92	1,211.92	1,248.29

The following graph sets forth the historical performance of the S&P 500 Index presented in the preceding table. Past movements of the S&P 500 Index are not necessarily indicative of the future S&P 500 Index levels.

License Agreement

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some securities, including the PROCEEDS, and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between S&P and MLPF&S provides that the following language must be stated in this prospectus supplement:

“S&P, S&P 500 and Standard & Poor’s are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by MLPF&S and ML&Co.

The PROCEEDS are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the holders of the PROCEEDS or any member of the public regarding the advisability of investing in securities generally or in the PROCEEDS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to MLPF&S and ML&Co. (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to ML&Co. or the PROCEEDS. S&P has no obligation to take the needs of ML&Co. or the holders of the PROCEEDS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the PROCEEDS, prices at which the PROCEEDS are to initially be sold, or quantities of the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PROCEEDS.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, HOLDERS OF THE PROCEEDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P

500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED IN THE S&P 500 INDEX. WITHOUT LIMITING ANY OF THE ABOVE INFORMATION, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGE (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF THESE DAMAGES.”

All disclosures contained in this prospectus supplement regarding the Basket Indices, including their make-up, method of calculation and changes in their components, are derived from publicly available information prepared by the Index Publishers. ML&Co. and MLPF&S do not assume any responsibility for the accuracy or completeness of that information.

UNITED STATES FEDERAL INCOME TAXATION

General

Set forth in full below is the opinion of Sidley Austin LLP, our counsel, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the PROCEEDS. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with PROCEEDS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, tax-exempt entities (except to the extent specifically discussed below), persons holding PROCEEDS in a tax-deferred or tax-advantaged account, or persons holding PROCEEDS as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). Persons considering the purchase of the PROCEEDS should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the PROCEEDS arising under the laws of any other taxing jurisdiction.

We do not address all of the tax consequences that may be relevant to an investor. In particular, we do not address:

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PROCEEDS;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PROCEEDS;

•	persons who hold the PROCEEDS whose functional currency is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of PROCEEDS.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the PROCEEDS in light of your own circumstances.

A U.S. Holder is a beneficial owner of the PROCEEDS who or which is:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	a corporation or partnership, including any entity treated as a corporation or partnership for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, Treasury regulations are enacted that provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of PROCEEDS other than a U.S. Holder.

We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PROCEEDS in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the PROCEEDS

We have received an opinion from our counsel, Sidley Austin LLP, that the PROCEEDS will be treated as indebtedness for United States federal income tax purposes and that the PROCEEDS will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the “CPDI regulations”).

Accrual of Interest on the PROCEEDS

Pursuant to the terms of the PROCEEDS, we and you will agree, for United States federal income tax purposes, to treat the PROCEEDS as debt instruments that are subject to the CPDI regulations. Pursuant to these regulations, U.S. Holders of the PROCEEDS will be required to accrue interest income on the PROCEEDS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the PROCEEDS that equals:

(1)	the product of (i) the adjusted issue price (as defined below) of the PROCEEDS as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the PROCEEDS, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. Holder held the PROCEEDS.

A PROCEEDS’s issue price is the first price to the public at which a substantial amount of the PROCEEDS is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a PROCEEDS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, scheduled to have previously been made with respect to the PROCEEDS.

The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PROCEEDS. This schedule must produce the comparable yield. Solely for purposes of applying the CPDI regulations to the PROCEEDS, ML&Co. has determined that the projected payments for the PROCEEDS consist of (i) estimates of the variable monthly interest payments on the PROCEEDS and (ii) a payment on the maturity date of the principal amount thereof. In particular, ML&Co. has determined that, per $10 principal amount of PROCEEDS, the comparable yield is         %, compounded monthly, and the projected payments consist of (i) projected variable monthly interest payments equal to $       on April 14, 2006 and $       for each of the other variable monthly interest payments, and (ii) a projected payment per $10 principal amount of PROCEEDS on August     , 2009 equal to $10 (representing the principal amount of the PROCEEDS equal to $10 and a projected Supplemental Redemption Amount equal to $0). U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the PROCEEDS, unless a U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”). A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the PROCEEDS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PROCEEDS.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the PROCEEDS

If, during any taxable year, a U.S. Holder receives actual payments with respect to the PROCEEDS for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of that excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the PROCEEDS for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the PROCEEDS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the PROCEEDS during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

Sale or Exchange of the PROCEEDS

Generally, the sale or exchange of a PROCEEDS will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale or exchange will be equal to the difference between (a) the amount realized by the U.S. Holder on that sale or exchange and (b) the U.S. Holder’s adjusted tax basis in the PROCEEDS. A U.S. Holder’s adjusted tax basis in a PROCEEDS on any date will generally be equal to the U.S. Holder’s original purchase price for the PROCEEDS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through that date. Gain recognized upon a sale or exchange of a PROCEEDS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the PROCEEDS is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the PROCEEDS are held for investment purposes, the amount of income or gain realized with respect to the PROCEEDS will not constitute unrelated business taxable income. However, if a PROCEEDS constitutes debt-financed property (as defined in

Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a PROCEEDS to purchase the PROCEEDS, all or a portion of any income or gain realized with respect to such PROCEEDS may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the PROCEEDS should be aware that whether or not any income or gain realized with respect to a PROCEEDS which is owned by an organization that is generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the PROCEEDS that are generally exempt from U.S. federal income taxation pursuant to Section 501(a) of the Code are urged to consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the PROCEEDS.

Treatment of Non-U.S. Holders

All payments on the PROCEEDS made to a Non-U.S. Holder, including any payment of monthly interest, and any gain realized on a sale or exchange of the PROCEEDS, will be exempt from United States income or withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (iii) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PROCEEDS certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and other information as the form may require.

If a Non-U.S. Holder of the PROCEEDS is engaged in a trade or business in the United States, and if interest on the PROCEEDS is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PROCEEDS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if a Non- U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or a lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds from a disposition of, the PROCEEDS may be subject to information reporting and United States federal backup withholding tax at the applicable statutory rate if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding tax on payments on the PROCEEDS and the proceeds from a sale or other disposition of the PROCEEDS unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against the holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or an individual retirement account or a Keogh Plan (a “plan”) should consider whether an investment in the PROCEEDS would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“similar law arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the PROCEEDS by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those PROCEEDS are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the PROCEEDS. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The PROCEEDS may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the prohibited transaction class exemptions, or “PTCEs”, listed above or another applicable similar exemption. Any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS will be deemed to have represented by its purchase and holding of the PROCEEDS that either (1) it is not a plan or a plan asset entity and is not purchasing those PROCEEDS on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, it is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS which is subject to any similar laws will be deemed to have represented by its purchase and holding of the PROCEEDS that its purchase and holding will not violate the provisions of those laws.

The sale of any PROCEEDS to a plan is in no respect a representation by us, MLPF&S or any of our affiliates that an investment in the PROCEEDS meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that an investment in the PROCEEDS is otherwise appropriate for plans generally or any particular plan.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the PROCEEDS on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the PROCEEDS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations to pay the principal amounts and the Supplemental Redemption Amounts, if any.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the PROCEEDS and other securities. For further information on ML&Co. and the PROCEEDS, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $                     aggregate principal amount of PROCEEDS. The underwriting agreement provides that the obligations of MLPF&S are subject to certain conditions and that MLPF&S will be obligated to purchase all of the PROCEEDS if any are purchased.

MLPF&S has advised ML&Co. that it proposes initially to offer all or part of the PROCEEDS directly to the public, and that it may offer a part of the PROCEEDS to certain dealers, at the offering price set forth on the cover page of this prospectus supplement. MLPF&S is offering the PROCEEDS subject to receipt and acceptance and subject to MLPF&S’ right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an additional amount on each anniversary of the Pricing Date in 2007 through 2009 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at a rate of .5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the PROCEEDS. Accordingly, offerings of the PROCEEDS will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

MLPF&S is permitted to engage in certain transactions that stabilize the price of the PROCEEDS. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PROCEEDS.

If MLPF&S creates a short position in the PROCEEDS in connection with the offering, i.e., if it sells more units of the PROCEEDS than are set forth on the cover page of this prospectus supplement, MLPF&S may reduce that short position by purchasing units of the PROCEEDS in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the PROCEEDS, has no overallotment option, it would be required to closeout a short position in the PROCEEDS by purchasing PROCEEDS in the open market. Neither ML&Co. nor MLPF&S makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PROCEEDS. In addition, neither ML&Co. nor MLPF&S makes any representation that MLPF&S will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the PROCEEDS. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE PROCEEDS

The validity of the PROCEEDS will be passed upon for ML&Co. and for MLPF&S by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given by their authority as experts in accounting and auditing.

With respect to the unaudited interim condensed consolidated financial information for the three-month periods ended April 1, 2005 and March 26, 2004, the three-month and six-month periods ended July 1, 2005 and June 25, 2004 and the three-month and nine-month periods ended September 30, 2005 and September 24, 2004 which is incorporated herein by reference, Deloitte & Touche LLP, an independent public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for reviews of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2005, July 1, 2005 and September 30, 2005 and incorporated by reference herein, they did not audit and they do not express opinions on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim condensed consolidated financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Adjusted Monthly Income	S-43
Allocation Determination Event	S-7
Banking Business Day	S-18
Basket Adjustment Factor	S-6
Basket Indices	S-4
Basket Unit Income	S-6
Basket Units	S-1
Business Day	S-20
Calculation Agent	S-3
Commencement Date	S-18
Commodity Index	S-4
Cushion	S-7
Daily Leverage Charge	S-6
Defeasance Event	S-7
dividend yield	S-41
DJ-AIG Business Day	S-48
Ending Value	S-5
Equity Index	S-4
Floor Level	S-7
Global Business Day	S-17
Index Adjustment Factor	S-6
Index Basket	S-1
Index Business Day	S-17
Index Components	S-3
Index Multiplier	S-41
Index Publisher	S-42
Interest Determination Date	S-18
Leverage Units	S-1
Market Disruption Event	S-20
Premium Adjustment	S-44
Pricing Date	S-3
PROCEEDS	S-1
Reference Index	S-1
Starting Value	S-5
successor index	S-42
Supplemental Redemption Amount	S-4
Targeted Exposure	S-7
Targeted Monthly Premium	S-43
Threshold Value	S-5
Valuation Date	S-5
Zero Coupon Bond Units	S-1

1,000,000 Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the S&P 500/DJ-AIG Commodity PROCEEDS Index, Series 2

due August       , 2009

(the “PROCEEDSSM”)

$10 principal amount per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

February       , 2006

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc. “Standard & Poor’s™,” “Standard & Poor’s 500™,” “S&P 500™” and “S&P™” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. “Dow Jones,” “AIG®,” and “Dow Jones-AIG Commodity Index” are service marks of Dow Jones & Company, Inc. and American International Group, Inc. and have been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee. The PROCEEDS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., Dow Jones & Company, Inc., AIG International or American International Group, Inc.